Exhibit 10.24
(ENGLISH TRANSLATION)
AGREEMENT FOR POWER PURCHASE WITH INCENTIVES
CEMIG GT/MONTE ALEGRE
AGREEMENT FOR POWER PURCHASE WITH INCENTIVES EXECUTED BETWEEN USINA MONTE ALEGRE LTDA. AND CEMIGA GERAÇÃO DE TRANSMISSÃO S.A.
By this instrument,
On the one side, USINA MONTE ALEGRE LTDA., with head office at Fazenda Monte Alegre, in the city of Monte Belo, State of Minas Gerais, CEP 37140-000, enrolled with CNPJ under No. 22.587.687-0001/46, herein represented in accordance with its Articles of Association, hereinafter called “SELLER”; and
On the other side, CEMIG GERAÇÃO E TRANSMISSÃO S.A., with head offices at Avenida Barbacena, No. 1200, in the City of Belo Horizonte, State of Minas Gerais, enrolled with CNPJ under No.06.981.176/0001-58, herein represented in accordance with its By-laws, hereinafter called “PURCHASER”;
Individually called PARTY, and jointly called PARTIES,
WHEREAS
a)	the legislation applicable to the Brazilian electric sector, especially the one contained in Laws No. 9.074, of July 7, 1995 and No. 9.648 of May 27, 1998 and No. 10.848 of 03.15.2004, in Decrees No. 5.163 of July 30, 2004 and No. 2.655 of July 2, 1998 and No. 2.003, of September 10, 1996 and in ANEEL’s (Brazilian Electricity Regulatory Agency) Resolutions;

b)	SELLER has or will have electric power deriving from SOURCES SUBJECT TO INCENTIVES;

c)	PURCHASER proceeded to the public calls 02/2009 for the purchase of such power;

d)	PURCHASER is CCEE’s (Chamber of Electric Power commercialization) agent;

e)	SELLER participated and won bidding 02/2009 promoted by PURCHASER.

f)	SELLER and PURCHASER will maintain a contract relationship proper for the legislation pertinent to the Brazilian Electricity Regulatory Agency — ANEEL, to COMMERCIALIZATION CONVENTION of CCEP: COMMERCIALIZATION RULES and/or any other ones that shall succeed them.
They decided to execute this Agreement for Power Purchase with Incentives, hereinafter called “AGREEMENT”, which shall be governed by the following clauses and conditions:

SECTION I — DEFINITIONS
CLAUSE ONE — Aiming at the perfect understanding and accuracy in the technical terminology used in this AGREEMENT, the terms and expressions are hereby defined in capital letters listed in ATTACHMENT I — Technical Nomenclature and is made a part hereof, duly initialed by the PARTIES.
Paragraph One — The use of the definitions stated on this AGREEMENT, in plural or in singular, in the masculine or in the feminine, will not change the meanings attributed to the same.
Paragraph Two — In case of divergences between the clauses stated on this agreement and the terms set forth in its ATTACHMENT I, the clauses hereof shall prevail.
SECTION II — OBJECT
CLAUSE TWO — The object of this AGREEMENT is to set forth the terms and conditions referring to the purchase and sale of the CONTRACTED POWER WITH INCENTIVES that SELLER will make available to PURCHASER at the GRAVITY CENTER from the Southeastern/Mid-Western SUBMARKET.
Paragraph One — The PARTIES acknowledge that the supply will be fully subject to the technical determinations from ONS (National Electric-System Operator) and ANEEL, including in case the Granting Power decrees electric power rationing at the SUBMARKET of the supply of CONTRACTED POWER WITH INCENTIVES object hereunder.
Paragraph Two — The supply of CONTRACTED POWER SUBJECT TO INCENTIVES object hereunder will originate from the generation derived from SELLER’s biomass, being ensured through the INTERCONNECTED SYSTEM according to the rules set forth by CCEE, ONS and ANEEL.
SECTION III — TERM
CLAUSE THREE — This AGREEMENT will become in force on the date of its execution and will regulate the conditions for the purchase and sale of electric power between the PARTIES from midnight of 05/01/2009 to midnight of 11/30/2018.
SECTION IV — REGISTRATION OF THE CONTRACTED POWER WITH
INCENTIVES IN CCEE
CLAUSE FOUR — SELLER will be liable for the registration, accounting and settlement in the CCEE.
Paragraph One — SELLER or its representative in CCEE will be in charge of registering the contract quantities in CCEE within up to ninety (90) days as of the execution of the AGREEMENT, according to the provisions set forth in Clauses Five and Six, subject to the COMMERCIALIZATION RULES AND PROCEDURES.
Paragraph Two — PURCHASER, according to the clauses provided for in the COMMERCIALIZATION RULES AND PROCEDURES, shall validate the registration of the contract values made by SELLER, through its representative in the Accounting and Settlement System (SCL) from CCEE, 10 days after registration by SELLER.
SECTION V- CONTRACTED POWER WITH INCENTIVES
CLAUSE FIVE — The quantities of CONTRACTED POWER SUBJECT TO INCENTIVES sold by SELLER to PURCHASER, according to the clauses herein, for the period between midnight of 05/01 and midnight of 11/30, in 2009 to 2018, will be listed in the chart below:

Year	Period in each year	Power — average MW
2009	05/01 to 11/30
2010	05/01 to 11/30
2011	05/01 to 11/30
2012	05/01 to 11/30	9.0
2013	05/01 to 11/30	(average nine megawatts)
2014	05/01 to 11/30
2015	05/01 to 11/30
2016	05/01 to 11/30
2017	05/01 to 11/30
2018	05/01 to 11/30
Paragraph One — The MONTHLY CONTRACTED POWER WITH INCENTIVES will be calculated by the multiplication of the quantity of CONTRACTED POWER WITH INCENTIVES on a monthly basis, expressed in average MW, as above, by the number of hours of the corresponding BILLING CYCLE.
Paragraph Two — SELLER may, at any time, in order to fulfill its supply obligation object of this AGREEMENT, acquire power in the MARKET and supply the same to PURCHASER, which shall accept it without restrictions, except for the ones provided for herein.
CLAUSE SIX — PURCHASER shall, by the eighteen (18) hours of the last business day of the month prior to the supply month, forward to SELLER a spreadsheet informing the MONTHLY CONTRACTED POWER WITH INCENTIVES per LOAD LEVEL in average W, which shall be registered in CCEE for the supply month. The POWER quantities registered for PURCHASER will be subject to all the limits stated on the chart below:

Load Levels	Modulation Flexibility
Light	0.95 x ECM < or = ECMP 1.05 x ECM
Medium	0.95 x ECM < or = ECMP 1.05 x ECM
Heavy	0.95 x ECM < or = ECMP 1.05 x ECM
Daily Ascertaining
Where:
ECMP = MONTHLY CONTRACTED POWER PURCHASE WITH INCENTIVES per LOAD LEVEL in average MW

ECM = MONTHLY CONTRACTED POWER PURCHASE, in average MW
Paragraph One — The ascertaining of those quantities in the spreadsheet in each LOAD LEVELS will be verified daily and monthly, will be subject to 100% of the value of the MONTHLY CONTRACTED POWER PURCHASE WITH INCENTIVES — ECM, and the limits set forth in the caput of this Clause.
Paragraph Two — In case of failure in receiving or delay in the sending of the information provided for in this Clause Six, SELLER will record the quantity corresponding to one hundred percent (100%) of the MONTHLY CONTRACTED POWER PURCHASE — ECM, with flat modulation.
SECTION VI — PRICE
CLAUSE SEVEN — The price of the CONTRACTED POWER PURCHASE WITH INCENTIVES referred to in Clause Five will be one hundred and sixty-six reais and sixty-nine cents per megawatt/hour (R$166.69/MW).
Paragraph One — The price submitted in the caput of this Clause takes into consideration the suply of the CONTRACTED POWER in the GRAVITY CENTER, including therein: Inspection Fee from ANEEL, PIS (Social Integration Plan)/PASEP (Patrimony Formation Program for the Public Employee, Brazil), COFINS (Contribution for Social Security Financing), IR (Income Tax), CSLL (Social Contribution on Net Profit) and the power losses of the BASIC GRID of the generator’s liability. The ICMS (State Sales and Services tax) shall be further added to the price, which will be borne by PURCHASER.
Paragraph Two — The PARTIES agree that PURCHASER shall be liable for all the risks, costs, obligations, liabilities, taxes, tariffs, sector charges, charges related to transmission, distribution and connection, and transmission losses possibly due, and/or verified in view of the availability of the CONTRACTED POWER WITH INCENTIVES in the GRAVITY CENTER provided for in the current and/or future legislation.
Paragraph Three — The PARTIES agree that SELLER shall be liable for all the risks, costs, obligations, liabilities, taxes, tariffs, sector charges, charges related to transmission, distribution and connection, and transmission losses possibly due in view of the availability of the CONTRACTED POWER WITH INCENTIVES in the GRAVITY CENTER in view of the activities of generation and/or commercialization, provided for in the current and/or future legislation.
Paragraph Four — The price submitted in the caput of this Clause Seven refers to 01/01/2009, and as of such date it shall be adjusted pro rata die at every twelve (12) month period, according to the variation of the “IPCA — Extended Consumer Price Index” of the IBGE (Brazilian Geography and Statistics Institute), ascertained in the period, or in case of its extinction, another index with a role similar to the one that comes to substitute for the same, previously agreed between the PARTIES that keeps the economic/financial equation originally covenanted by the PARTIES.
Paragraph Five — The periodicity of the adjustments referred to in Paragraph Four of this Clause may occur within a term lower than one year, if the applicable legislation so allows it,

and the adjustment date shall be adapted to the new periodicity set forth, and as the case may be, applied on a pro rate tempore basis. The adjustments deemed necessary will be made to adapt Paragraph Four to such new condition.
SECTION VII — DETERMINATION OF THE BILLABLE POWER, BILLING AND
FORM OF PAYMENT OF THE TAX BILLS /ELECTRIC POWER INVOICES
CLAUSE EIGHT — The Billable Power in each BILLING CYCLE will be the value of the MONTHLY CONTRACTED POWER WITH INCENTIVES, according to Clause Five.
CLAUSE NINE — The CONTRACTED POWER WITH INCENTIVES will be collected through a tax Bill/Invoice for the electric power, to be issued, to be due on the 15th business day of each month and supplied by SELLER to PURCHASER at least five (5) business days in advance to the due date, together with the bank payment slip, describing the instructions for payment and billing in each BILLING CYCLE, as follows;
The billing in each BILLING CYCLE will be equal to:
FAT = PEN x EEICM
WHERE:
FAT = is the value in reais (R$), to be billed in each BILLING CYCLE;
PEN = is the POWER Price, in reais per megawatt/hour (R$/MWh) provided for in the “caput” of Clause Seven, in force for each BILLING CYCLE;
EEICM = is the MONTHLY CONTRACTED POWER WITH INCENTIVES, in megawatt/hour (MWh) in each BILLING CYCLE, according to Paragraph One of Clause Five, further subject to Clause Ten;
Paragraph One — SELLER shall describe in the Tax Bills/Invoices of Electric Power in addition to the value referring to the quantity of POWER, and the ICMS VALUE for which PURCHASER will be liable, if due in accordance with the specific legislation.
Paragraph Two — Should the due date be a bank holiday at the place where the payment has to be made, the same shall be effected on the first subsequent business day.
Paragraph Three — PURCHASER will accept the sending of a copy of the original collection document through fax or any other safe electronic means agreed between the PARTIES, and as long as confirmed by PURCHASER, its receipt under a full and legible form, will then serve to meet the term provided for in the caput of this Clause. SELLER shall send the original collection document by the due date of the Tax Bill/Invoice of Electric Power.
Paragraph Four — PURCHASER will incur with possible expenses on the bank transactions deriving from the payment to SELLER.
Paragraph Five — All the payments due by PURCHASER will be made free of any liens and deductions not expressly provided for in this AGREEMENT, as long as not deriving from legal and/or regulatory determination.

Paragraph Six — The discount percentage in the TUSD (payment of a distribution use of system charge) given by the generating source, as per authorization to be issued by an ANEEL’s Resolution specifically for such purpose, may on a certain consumption month be changed by CCEE in accordance with Normative Resolution from ANEEL under No.286 dated November 6, 2007 and with the COMMERCIALIZATION RULES from CCEE.
Paragraph Seven — If CCEE ascertains a discount percentage other than 50% in a billing cycle, the value of the POWER Price — PEM in R$/MWh (reais per megawatt/hour) provided for in the caput of Clause Seven in that respective billing cycle will be thereafter the PpEN (Power Proportional Price) and shall be calculated according to the following formula:
PpEN = PEN — [VDB x (50 — Disc %)] / 50.0; where
•	PpEN = Power Proportional Price, expressed in R$/MWh (reais per megawatt/hour)

•	PEN = POWER Price, in R$/MWh (reais per megawatt/hour), provided for in the caput of Clause Seven in force for each BILLING CYCLE;

•	VDB = Base Difference Value, equal to R$28.50/MWh, on a base date on 01/01/2009, and must be adjusted according to the criterion of Paragraph Four of Clause Seven;

•	% Disc = percentage value of the discount defined by CCEE in a BILLING CYCLE
Paragraph Eight — Should CCEE disclose the discount percentage other than 50%, as provided for in paragraph seven above, the new value calculated for the month of application of the new discount percentage will be compared to the value already collected in the respective invoice. The difference ascertained, upward or downward, in reais (R$), will be given back or charged in the next invoice to be issued after the date of disclosure by CCEE.
Paragraph Nine — SELLER undertakes to reimburse the reduction in the discount of the TSDU’s value, applicable only to the quantities of MONTHLY CONTRACTED POWER WITH INCENTIVES.
Paragraph Ten — SELLER will not be liable for the reimbursement due to the reduction in the discount of the TSDU caused by PURCHASER.
Paragraph Eleven — The changes in the COMMERCIALIZATION RULES as a result of the application of Normative Resolution from ANEEL under No. 286 of November 6, 2007 may result in changes in the form and under the limits for reimbursement to PURCHASER so as to keep the conditions agreed in this Clause.
CLAUSE TEN — If SELLER generates additional power to the quantity of MONTHLY CONTRACTED POWER WITH INCENTIVES in the months of May to November in 2009, PURCHASER will be entitled to purchase that additional power volume under the same price conditions defined in Clause Seven of this AGREEMENT, and shall, for such purpose, send the document to the SELLER, stating expressing such intent up to the 1st business day of the month subsequent to the month where that additional power generation had possibly occurred in 2009. The additional power volume object of this Clause shall be, at most, an average of 2.0 MW monthly, from May to November 2009.

CLAUSE ELEVEN — The divergences possibly indicated in the billing of the POWER purchase and sale object hereunder will not affect the form, value and term for payment of the Tax Bill/Electric Power Invoice, and the difference, upwards or downwards, if there shall be any, shall be set off or doubled or [illegible], and the PARTIES may, under mutual agreement, be set off in the month itself, subject to Paragraphs One and Two of this Clause.
Paragraph One — On any sum contested representing credits for the PURCHASER that may be subsequently agreed by the PARTIES or defined judicially, or by a PROPER AUTHORITY as being due by SELLER, Clause Twelve will be applied, except for the fine. The interest and the monetary adjustment will apply as of the due date of the contested portion up to the date of its settlement by SELLER.
Paragraph Two — Should the divergences remain in relation to the invoiced values, the PARTIES agree to act according to the solution of disputes provided for in Clause Thirty-Two.
CLAUSE TWELVE — The delay is hereby characterized when the PURCHASER fails to make any of the payments in full up to the due date. In case of delay by PURCHASER of any Tax Bill/Invoice of Electric Power issued with basis on this AGREEMENT, the amounts due shall be monetarily adjusted pro rata die according to the variation of the IPCA from the IBGE (Brazilian Geography and Statistics Institute), or another index that substitutes for the same in case of its extinction or of the index that the PARTIES agree, and the following additions will be applied on the adjusted values:
a) a two percent (2%) fine applied on the debit amount; and
b) delinquent interest equivalent to one percent (1%) per month calculated pro rata die, for the period between the date of default and the date of the effective payment, including the same.
Paragraph One — The additions provided for in the preceding items will apply on the value of the installments in arrears, monthly monetarily adjusted according to the pro rata die variation of the IPCA of the IBGE (Brazilian Geography and Statistics Institute) relative to the previous month, or in case of its extinction, another index with a similar role that will substitute for the same, previously agreed between the PARTIES.
Paragraph Two — For the purposes of application of the adjustment referred to in Paragraph One of this Clause, any negative variation of the IBGE’s IPCA will be considered null.
SECTION VIII — PAYMENT GUARANTEES
CLAUSE THIRTEEN — Within the thirty (30) day-term prior to the date on which the power supply object hereof commences, under the Accounting and Settlement (SCL) System of CCEE, PURCHASER shall give a payment guarantee to SELLER sufficient to liquidate the three (3) billing months through one of the types listed below, which will be accepted at SELLER’s discretion after [illegible] as to the quality, regardless of the type of constitution, under the penalty of payment of a ten percent (10%) fine on the value of the AGREEMENT, without prejudice to the application of the other penalties set forth herein in view of the non-fulfillment of its clauses and conditions. If PURCHASER does not fulfill the obligation provided for in this Clause in the due term, SELLER will be discharged from commencing to supply the POWER object hereunder on 05/01/2009, and the POWER supply may be delayed for the same number of months which PURCHASER possibly may delay the granting of guarantee for the payment provided for herein.
a) Letter of Bank Guaranty;
b) Pledge of PURCHASER’s receivables;
c) Guarantee Insurance contracted in favor of SELLER; or
d) Pledge of bonds of the Public Federal Certificates of Indebtedness.
Sole Paragraph — If the guarantee is not anymore valid and in force in advance for reasons attributed to PURCHASER and/or sued by SELLER, the PURCHASER, within a fifteen (15) day-term after the notice from SELLER, shall replace it by another one of equal tenor and form, under the penalty of a fine of the caput of this Clause.
SECTION IX — ACT OF GOD OR FORCE MAJEURE
CLAUSE FOURTEEN — If any of the PARTIES does not fulfill any of its obligations, for act of God or force majeure, under the terms of Article 393 of the Brazilian Civil Code, this AGREEMENT will remain in force, however, the PARTY affected by the event will not be liable for the consequences from not fulfilling the obligations during the term of the event and proportionally to its effects.
Sole Paragraph — The PARTY affected by the event evidently characterizing act of God or force majeure will inform the other one, within at most forty-eight (48) hours from the event circumstances, detailing its nature, time estimate to be able to fulfill the achieved obligation and other information pertinent to the same, in addition to regularly renew the same information.
SECTION X — RATIONING
CLAUSE FIFTEEN — If the Granting Power decrees rationing, the contract liabilities will be governed by the legislation in force and the COMMERCIALIZATION RULES.
SECTION XI — DEFAULT AND RESOLUTION
CLAUSE SIXTEEN — If the failure in the payment of any Tax Bill/Electric Power Invoice or the failure of payment of any amount due by PURCHASER is evidenced, SELLER may, at its discretion, and subject to ANEEL’s regulation, stay the sale of CONTRACTED POWER WITH INCENTIVES to PURCHASER until the amount(s) due, added by the corresponding delay charges, is(are) paid to SELLER. PURCHASER, as of now, acknowledges SELLER’s entitlement to commercialize POWER promptly to any third parties of its free discretion in those cases without any prejudice of the other rights provided for in this AGREEMENT and in the applicable legislation.
Sole Paragraph — The discontinuance of the sale of CONTRACTED POWER WITH INCENTIVES, at SELLER’s discretion, as provided for in this Clause, will not exempt PURCHASER from the obligations provided for in this AGREEMENT, including the obligations pending payment and cannot be alleged by PURCHASER as a reason for its termination.
CLAUSE SEVENTEEN — The AGREEMENT may be lawfully terminated upon the following events:
a)	at SELLER’s decision, if PURCHASER fails to fulfill its obligation to fully pay the Electric Power Tax Bills/Invoices under the terms herein and SELLER notifies PURCHASER to pay the delay within a fifteen (15) day-term as of the receipt of the notification from SELLER with the due additions and PURCHASER fails to pay the delay within said fifteen (15) day-term;

b)	at the decision from any of the PARTIES under the cases of: (i) non-fulfillment by the other PARTY of any other obligation provided for contractually, if the PARTY liable for the default fails to remedy such fault within a thirty (30) day-term as of the receipt of the notification from the non-defaulting PARTY, specifying the fault and requiring that it is remedied; or (ii) the application for bankruptcy by any of the PARTIES or the decree of its bankruptcy, or further, any analogous event characterizing its insolvency status, including but not limited to the judicial or extrajudicial recovery, composition with creditors and the processing of judicial recovery.
Paragraph One — The termination of this AGREEMENT does not exempt the PARTIES from the obligations due up to the date of the termination and will not affect or limit any right that, expressly or for its nature, shall remain in force after the termination or deriving from the same.
Paragraph Two — If the AGREEMENT is terminated at any time as of the date of its execution for any of the reasons provided for in items “a” [illegible] of the caput of this Clause, the PARTY that causes the same or is responsible for the termination will pay the [illegible] in favor of the other PARTY in the amount equivalent to ten percent (10%) of the CONTRACT value, adjusted according to the criterion of Paragraph Four of Clause Seven within a ten (10) day-term after the receipt of the written notification from the other PARTY.
Paragraph Three — The termination shall be formally and expressly informed in writing to CCEE, and to the proper regulatory entities, and SELLER is hereby promptly released from any liability relative to the supply object of this AGREEMENT, without prejudice to the obligations set forth prior to the termination and communication referred to above.
SECTION XII — THE PARTIES’ OBLIGATIONS
CLAUSE EIGHTEEN — Without prejudice to the other obligations provided for herein, the PARTIES undertake to:
a)	strictly meet and fulfill the whole legislation applicable to its corporate businesses and/or to the activities to be performed under the terms hereunder;

b)	obtain and keep valid and in force, during the whole term, all the licenses and authorizations pertinent to its operating activities and/or to the fulfillment of the obligations undertaken in this AGREEMENT, except if such situation is changed by a PROPER AUHTORITY, within the scope of its attributions, on which occasion the

PARTIES undertake to seek a contract alternative preserving the economic/financial effects of the AGREEMENT as originally agreed; and

c)	inform the other PARTY, within at most a three (3) business day term as of the date of acknowledgment of the event on any events from any nature that may represent a threat to the full and punctual fulfillment of the obligations undertaken herein.
PARAGRAPH ONE — Except for the income taxes, the creation, change or extinction of any taxes or legal charges after such electric power purchase and sale is formalized, when the impact is evidenced, shall imply the automatic price adjustment, upwards or downwards, as the case may be, pursuant to the formalization of the Contract Amendment with effects retroactive to the date of the creation, change or extinction, indicated.
PARAGRAPH TWO — The expiration of the term of this AGREEMENT will not affect any rights or obligations prior to such event, nor will it affect obligations or rights of any of the PARTIES, even if its exercise or fulfillment occurs after the AGREEMENT expires.
SECTION XIII — GENERAL PROVISIONS
CLAUSE NINETEEN — This AGREEMENT is attributed the value of seventy-six million, six hundred and ninety thousand seven hundred and thirty-five reais and [illegible] cents (R$76,690,735) corresponding to the product from the quantity of CONTRACTED POWER WITH INCENTIVES in the whole term hereof, in MWh, according to Clause Five, for the Power Price set forth in Clause Seven.
CLAUSE TWENTY — Possible suggestions for advancing or postponing the payment by PURCHASER may be examined by SELLER, at its exclusive discretion, and the PARTIES will agree the financial terms for achieving the advances and postponements.
CLAUSE TWENTY-ONE — This AGREEMENT cannot be amended, and its clauses cannot be waived, except by means of written amendment executed by the PARTIES, subject to the clauses provided for in the applicable legislation.
CLAUSE TWENTY-TWO — PURCHASER herein acknowledges and accepts that SELLER may freely commercialize the credits and other rights deriving from this AGREEMENT,
CLAUSE TWENTY-THREE — No delay or acceptance by any of the PARTIES relative to the exercise of any right, power, privilege or resource contained herein may adversely affect such right, power, privilege or resource, nor will it be construed as waiver of the same or novation of the obligation(s).
CLAUSE TWENTY-FOUR — Any notice or another communication from one PARTY to the other one about this AGREEMENT will be made in writing, in Portuguese and may be delivered or sent by certified mail, email, fax, in any case against formal evidence of its effects, to the contacts mentioned below or to others that are indicated expressly in the future and will be considered received on the date of their acknowledgment of receipt:
By SELLER:

Name: Cheng Gonk Vim
Telephone: + (55 11) 3079-5400
Fax: + (55 11) 3079-3683
Email: cvim@adecoagro.com
By PURCHASER:
Name: Bruno Gabrich
Telephone: + (55 31) 3506-5114
Fax: + (55 31) 3506-4939
Email: gabrich@cemig.com.br
CLAUSE TWENTY-FIVE — Should any of the clauses herein be deemed illegal, invalid or unenforceable, the remaining provisions shall be not affected and shall remain in full effect. Under such hypothesis, the PARTIES undertake, as of now, to agree on a provision that replaces it and meets the purposes of the clause deemed illegal, invalid or unenforceable, maintaining, as much as possible, under all circumstances the balance of the business interests of the PARTIES.
CLAUSE TWENTY-SIX — This AGREEMENT includes, or expressly makes reference to the entire understanding between the PARTIES in regard to its purpose, and includes all the previous agreements and understandings of the PARTIES on its purpose. Each PARTY recognizes and acknowledges that the execution of this AGREEMENT does not depend on any statement, guarantee or any other commitment of the other PARTY, not fully reflected by the clauses herein.
CLAUSE TWENTY-SEVEN — After this AGREEMENT is formalized, if there are any amendments to the legislation on Electric Power or to the COMMERCIALIZATION RULES, or to the COMMERCIALIZATION PROCEDURES that might substantially affect the conditions hereof, the PARTIES, as of now, agree to negotiate, in good faith, an amendment to this AGREEMENT aiming at keeping the economic and financial balance of the AGREEMENT.
CLAUSE TWENTY-EIGHT — The PURCHASER shall present to CCEE the data of this AGREEMENT, for registration purposes.
CLAUSE TWENTY-NINE — Another CCEE’s agent may, upon appointment, substitute for PURCHASER as PURCHASER hereof, subject to the prior acceptance of SELLER, which after the analysis of the credit risk posed by the agent appointed by PURCHASER may refuse the request, pursuant to a formal justification, and maintaining the responsibility of PURCHASER before the SELLER in case of default by the ASSIGNEE, especially regarding the obligations of PURCHASER described in Section VII of this AGREEMENT.
Paragraph One — The PARTIES agree that the mentioned assignment is made, if necessary, totally or partially, both as to the term and to the power volume, subject to the conditions agreed herein, especially with regard to the power price, the flexibilities contracted, to the SUBMARKET where the supply is to be made and the maximum term of the AGREEMENT.

Paragraph Two — The assignment will be made through the execution of the DEED OF ASSIGNMENT as per the draft stated on Attachment II hereto, which the PARTIES shall execute, with the mandatory intervenience and consent from SELLER.
CLAUSE THIRTY — The PARTIES acknowledge this AGREEMENT as an executive instrument, according to Article 585, item II, of the Brazilian Civil Procedure Code for the purposes of the collection of the values due.
Sole Paragraph — The obligations undertaken by the PARTIES hereunder shall be specifically enforced, in accordance with the Brazilian Civil Procedure Code.
CLAUSE THIRTY-ONE — The Brazilian laws shall govern and construe this AGREEMENT in all its aspects.
CHAPTER XIV — SETTLEMENT OF DISPUTES AND JURIDICTION
CLAUSE THIRTY-TWO — Should there be any disputes or issues arising out of this AGREEMENT, the PARTIES, as of now, agree to endeavor their best efforts to settle matters amicably, negotiating to achieve a fair and satisfactory solution for both PARTIES, within a thirty (30) day term.
Paragraph One — The statement of dispute by one of the PARTIES does not exempt such Party from the fulfillment of its contractual obligations, and the necessary adjustments shall take place after the negotiation or settlement of the dispute.
Paragraph Two — If the PARTIES do not reach to an amicable solution, the PARTIES, as of now, undertake, irrevocably and unchangeably, to settle the dispute by Arbitration, in accordance with Law No. 9.307 of September 23, 1996, and its further amendments, and in accordance with the Rules of the Conciliation and Arbitration Chamber of Getúlio Vargas Foundation, by three (3) arbitrators, appointed according to the provisions of aforementioned Rules. The arbitration shall be held in the City of Belo Horizonte, State of Minas Gerais and conducted in the official language of the Federative Republic of Brazil, in Portuguese.
Paragraph Three — The defeated Party shall bear the costs and the expenses of the Arbitration. If the arbitration award is partially favorable to each Party, the award shall indicate the proportion of the costs and expenses to be borne by each party.
Paragraph Four — The Party who, by any means or for any reason, impedes the establishment of arbitration or compels the other Party to file the judicial action provided for in article 7 of Law No. 9.307/96, or further, that does not meet the arbitration award shall be liable for daily non-compensatory fine equivalent to three thousand Reais (R$3,000.00), duly adjusted up to the date of such fine payment, according to the IGP-M/FGV [General Price Index of the Getúlio Vargas Foundation] variation for the period, or by any substituting index.
Paragraph Five — The disputes arising out of matters linked to CCEE shall be settled according to ANEEL’s Homologation Resolution No. 551, of August 7 2007, i.e., by the Arbitration Convention instituted by this rule at the Conciliation and Arbitration Chamber of the Getúlio Vargas Foundation (FGV).

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Paragraph Six — The PARTIES elect the jurisdiction of Belo Horizonte, State of Minas Gerais, excluding any other one however privileged it may be, to, if necessary and solely for such purpose, acknowledge suits ensuring the most complete performance of the arbitration procedures under Law No. 9.307/96, and the possible enforcement of the award.
IN WITNESS WHEREOF, the PARTIES execute this instrument in two (2) counterparts of the same tenor, before the two (2) undersigned witnesses.
Belo Horizonte, January 19, 2009.
USINA MONTE ALEGRE LTDA.

/s/ Leonardo Raul Berridi	Name: Cheng Gonk Vim
Name: Leonardo Raul Berridi	Name: Cheng Gonk Vim
Title:	Title:
CEMIG GERAÇÃO E TRANSMISSÃO S.A.

/s/ Djalma Bastos de Morais	/s/ Bernardo Afonso Salomão de Alvarenga
Name: Djalma Bastos de Morais	Name: Bernardo Afonso Salomão de Alvarenga
Title: Chief Executive Officer	Title:

WITNESSES:

/s/ Victor Gomes de Castro	/s/ Maria Isabel D’Arantes
Name: Victor Gomes de Castro	Name: Maria Isabel D’Arantes
CPF: 679.105.806-49	CPF: 296.266. 310- 48
CI:M-4.100.279

ATTACHMENT I — TECHNICAL NOMENCLATURE
a)	“ANEEL”: the Brazilian Electricity Regulatory Agency, a regulatory and inspecting body for the electric power services, created by Law No. 9.247 of December 26, 1996, regulated by Decree No. 2.335 of December 6, 1997;

b)	“PROPER AUTHORITY”: any governmental body with attributions to intervene in this AGREEMENT, or in the activities of the PARTIES;

c)	“CCEE”: the Chamber of Electric Power Commercialization is a non-profit private legal entity, under the authority of the Granting Power, and the regulation and inspection by ANEEL, which constitution was authorized under the terms of Article 4 of Law No. 10.848, of March 15, 2004, and Decree No. 5.177 of August 12, 2004, to enable the commercialization of electric power of the National Interconnected System — SIN;

d)	“GRAVITY CENTER: a virtual point, defined under the COMMERCIALIZATION RULES, in which the total generation is equal to the total consumption of that SUBMARKET;

e)	“BILLING CYCLE”: the period corresponding to each calendar month;

f)	“CONCESSIONAIRE”: means the Agent who owns the Public Power concession for performing the electric power distribution/transmission services, and to whose Distribution or Transmission System SELLER is connected;

g)	“SPECIAL CONSUMER”: the consumer responsible for the consumption unit or for the set of consumption units of Group “A”, part(s) of the same INTERCONNECTED SYSTEM submarket, gathered by type of factual or legal interests, which load is to equal to or exceeds 500kW, as per Normative Resolution No. 247 of 12/21/2006;

h)	“POWER”; is the quantity of active electric power during any given time, expressed in Watts-hour (Wh), or its multiples;

i)	“MONTHLY CONTRACTED POWER WITH INCENTIVES”: the quantity of monthly power in MWh;

j)	“CONTRACTED POWER WITH INCENTIVES”: the quantity of electric power, in average MWh, contracted by PURCHASER and made available at the Southeastern/Midwestern SUBMARKET of the GRAVITY CENTER, originated from a source with incentives, under the current legislation;

k)	“POWER SOURCE WITH INCENTIVES”: the plants generating electric power from Small Hydroelectric Plants, or aeolic, biomass, or solar sources with INJECTED voltage equal to or lower than 30.000kW as well as for ventures with voltage equal to or lower than 1,000kW;

l)	“ONS”: the National Electric-System Operator, constituted by Law No. 9.448/98;

m)	“PARTY”: the PURCHASER or the SELLER, whenever individually mentioned, which are the PARTIES, whenever mentioned together;

n)	“LOAD LEVEL”: the number of hours characterized by a level of voltage and by an average duration, obtained from the analysis of the curves of typical hourly load of each Subsystem. The classification of the hours by level is defined by the ONS and specified by CCEE, monthly;

o)	“PLD”: the Difference Settlement Price, calculated for each SUBMARKET, and for each LOAD LEVEL, as per the specific section of the COMMERCIALIZATION RULES, published weekly by CCEE;

p)	“COMMERCIALIZATION PROCEDURES”: the set of operational rules defining the requirements and terms necessary for the development of CCEE’s attributions, including the ones established under the COMMERCIALIZATION RULES;

q)	“GRID PROCEDURES”: the document elaborated by ONS, with the participation of the agents and which ANEEL approves, establishing the procedures and the technical requirements for the planning, the implantation, the use, and the operation of the transmission system, the fines for non-compliance with the obligations undertaken by the several agents of the transmission system, as well as the responsibilities of the ONS and of all users;

r)	“BASIC GRID”: the installations of the INTERCONNECTED SYSTEM, identified in accordance with the rules and the conditions established by ANEEL;

s)	“COMMERCIALIZATION RULES”: the set of commercial rules and their algebraic formulations defined by ANEEL, of mandatory compliance by the agents participating from CCEE;

t)	“INTERCONNECTED SYSTEM”: the installations for the generation, the transmission and the distribution connected by the BASIC GRID, including the respective installations;

u)	“SUBMARKET”: the subdivisions of the market, corresponding to certain areas of the INTERCONNECTED SYSTEM, for which there are specific prices determined, in accordance with the COMMERCIALIZATION RULES; and

ATTACHMENT II — DRAFT OF THE DEED OF ASSIGNMENT ENTERED
INTO BY CEMIG GERAÇÃO E TRANSMSSÃO S.A AND (ASSIGNEE) UPON
THE INTERVENIENCE FROM (SELLER).
IDENTIFICATION:
ASSIGNOR
Corporate Name: CEMIG GERAÇÃO E TRANSMSSÃO S.A.
Head offices: Av. Barbacena, 1200 — 12° pavimento — ala B1,
CNPJ [Legal Entities’ National Enrollment]: 06.981.176/0001-58.
Representatives: Legal, in accordance with its By-laws
Name: ASSIGNOR (PURCHASER)
ASSIGNEE
Corporate Name:
Head offices:
CNPJ [Legal Entities’ National Enrollment]:
Representatives: Legal, in accordance with its By-laws or Articles of Association
Name: ASSIGNEE (_____________)
CONSENTING AND INTERVENING PARTY:
Corporate Name:
Head offices:
CNPJ [Legal Entities’ National Enrollment]:
Representatives: Legal, in accordance with its By-laws/Articles of Association
Name: CONSENTING AND INTERVENING PARTY (SELLER)

WHEREAS:
a) The ASSIGNOR and the CONSENTING AND INTERVENING PARTY entered into the following instrument hereinafter named AGREEMENT:

IPO	DATE
Electric Power Purchase and Sale Agreement
b) As per Clause Twenty-eight of the Agreement, the rights and obligations under the Agreement may be assigned to another CCEE’s Agent;
c) The ASSIGNOR undertook, as of the first day of the month following the execution of the Deed of Assignment, the rights and the obligations under the AGREEMENT, therefore called the PURCHASER, in the quantities and for the prices defined as follows:

Period:	From xx/xx/xxx to xx/xx/xxx
Quantities:	xxxx average MW

The PARTIES decide to execute this DEED OF ASSIGNMENT, under the following clauses and provisions:
CLAUSE ONE
By this instrument, the ASSIGNOR transfers to ASSIGNEE, irrevocably and unchangeably, all the rights and obligations arising out of this AGREEMENT, in the quantities and within the terms defined in the chart of the above item “c”, executed with the INTERVENING AND CONSENTING PARTY, as of the first day of the moth that follows the execution of this Deed.
CLAUSE TWO
By this DEED OF ASSIGNMENT, the Parties agree to award a new wording to Paragraphs Six and Seven of Clause 9 of the Agreement shall have the following wording, and whose conditions shall be in effect for the remainder of the period and in relation to the quantity of power defined in the preamble, the WHEREAS “c” hereof;
“CLAUSE NINE —
(...)
Paragraph Six — The TUSD’s discount percentage may, during a certain consumption month, pursuant to the decision from CCEE, suffer a reduction in accordance with ANEEL’s Normative Resolution No. 286, of November 6, 2007, and with CCEE’s

COMMERCIALIZATION RULES. If such occurs, SELLER will offset, to the PURCHASER, the impact of the TUSD deduction reduction, which arises out of the sale and the purchase of the power object hereunder. The limit of the offset is the amount in Reais calculated according to the following formula:
LIM = ((TUSDRHP — TUSDIHP) * MUEHP + (TUSDRHFP — TUSDRHFP) * (1+PC)
Where:
LIM = amount in Reais, and it is the limit for reimbursement to PURCHASER of the TUSD discount reduction related to this AGREEMENT.
TUSDI = value of the TUSD (HP; HFP), without taxes, in R$/kW, resulting from the application of the initial discount authorized to the SELLER, by Resolution issued by ANEEL, for this specific purpose.
TUSDR = value of the TUSD (HP; HFP), without taxes, added by the partial or the total loss of the discount, during a certain month, in regards to the balance of this AGREEMENT.
MUE = the quantities of equivalent use (HP; HFP), in kW, to the CONTRACTED POWER WITH INCENTIVES to be defined upon the Assignment to the ASSIGNEE.
PC = Aliquot of the PASEP/COFINS of the distributor, used during the month in which the reduction in the discount percentage of TUSD occurred.
Paragraph Seven — If CCEE ascertains the offset mentioned in Paragraph Six of this Clause, it shall take effect after the release of the data by CCEE, via an UNCONDITIONAL DISCOUNT for the price of power — PEN, calculated by dividing the result of the limit of reimbursement, LIM, by the CONTRACTED CONTRACTED POWER WITH INCENTIVE in the month of the reimbursement. This result, in R$/kW, shall be subtracted from the PEN, under the above Clause Seven, therefore resulting in the PEN to be invoiced in the month of the reimbursement.
CLAUSE THREE
Consequently, the ASSIGNOR is vested with all the rights and the obligations arising out of this instrument, in the quantities and within the terms assigned, as of the first day of the month that follows the execution of this DEED.

IN WITNESS WHEREOF, the PARTIES execute this instrument in three 93) counterparts of the same tenor, before the two (2) undersigned witnesses.
Belo Horizonte, _________________ ________ _______.

CEMIG GERAÇÃO E TRANSMISSÃO S.A.

Name:	Name:
Title:	Title:

ASSIGNOR:

Name:	Name:
Title:	Title:

INTERVENING AND COSNENTING PARTY:

Name:	Name:
Title:	Title:

WITNESSES

Name:	Name:
CPF:	CPF: